Exhibit 99.5
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
On February 25, 2009, The Medicines Company (“MDCO” or the “Company”) completed its acquisition of Targanta Therapeutics Corporation (“Targanta”) pursuant to the Agreement and Plan of Merger (“Merger Agreement”) dated January 12, 2009 by and among MDCO, Targanta and Boxford Subsidiary Corporation (the “Transaction”).
The following unaudited pro forma condensed combined consolidated financial statements of MDCO as of and for the year ended December 31, 2008 (“pro forma financial statements”) have been derived from (1) the audited consolidated financial statements of MDCO for the year ended December 31, 2008 contained in MDCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including the notes thereto, filed with the SEC on March 2, 2009 and (2) the audited consolidated financial statements of Targanta for the year ended December 31, 2008, including the notes thereto, included as Exhibit 99.4 to this amended Current Report on Form 8-K/A filed on or before May 12, 2009.
The unaudited pro forma condensed combined consolidated statements of operations of MDCO for the year ended December 31, 2008 give effect to the Transaction and other pro forma events as if they had occurred on January 1, 2008. The unaudited pro forma condensed combined consolidated balance sheet of MDCO as of December 31, 2008 gives effect to the Transaction and other pro forma events as if they had occurred on December 31, 2008.
The Transaction will be accounted for in accordance with the revised Statement of Financial Accounting Standards No. 141(R), “Business Combinations,” (SFAS 141 (R)) under which, among other things, transactions costs are expensed as incurred, the value of acquired in-process research and development is capitalized and contingent payments are recorded at their estimated fair value. The total estimated purchase price, calculated as described in Note 2 to these pro forma financial statements, is allocated to the net tangible and intangible assets of Targanta based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on a preliminary valuation and other preliminary estimates. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Targanta that exist as of the date of completion of the Transaction, and upon the final purchase price.
The pro forma financial statements are based on the estimates and assumptions which are preliminary and have been made solely for purposes of developing such pro forma information. The pro forma financial statements do not include liabilities that may result from integration activities after completion of the Transaction which are not presently estimable. The management of MDCO is in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance costs for Targanta employees, costs of vacating some facilities of Targanta, or other costs associated with exiting activities of Targanta that would affect the pro forma financial statements. Any such liabilities will be recorded as expense in periods subsequent to the date of completion of the Transaction. In addition, the pro forma financial statements do not include any potential operating efficiencies or cost savings from expected synergies. The timing and effect of actions associated with integration are as yet uncertain.
The pro forma financial statements should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of MDCO and Targanta might have looked like had the pro forma events taken place at an earlier date. The pro forma financial statements are not necessarily an indication of the results that would have been achieved had the Transaction been completed as of the dates indicated or that may be achieved in the future.
The following pro forma financial statements should be read in conjunction with:
•	the accompanying notes to the pro forma financial statements;

•	the audited consolidated financial statements of MDCO for the year ended December 31, 2008 contained in MDCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including the notes thereto, filed with the SEC on March 2, 2009; and

•	the audited consolidated financial statements of Targanta for the year ended December 31, 2008 attached as Exhibit 99.4 to this amended Current Report on Form 8-K/A filed on or before May 12, 2009.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION
Balance Sheet
As of December 31, 2008
(Amounts in thousands)

	The Medicines		Pro-Forma		Pro Forma As
	Company	Targanta	Adjustments		Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$81,018	$27,150	$(65,287	)(3)(a)	$42,881
Available for sale securities	135,188				135,188
Accrued interest receivable	1,336				1,336
Accounts receivable, net	33,657				33,657
Inventory	28,229				28,229
Prepaid expenses and other current assets	16,402	1,583			17,985

Total current assets	295,830	28,733	(65,287)		259,276

Fixed assets, net	27,331	1,467			28,798
Intangible assets, net	16,349				16,349
In-process research and development			67,200	(3)(b)	67,200
Goodwill			21,724	(3)(b)	21,724
Restricted cash	5,000				5,000
Deferred tax assets	37,657				37,657
Other assets	5,237	69			5,306

Total assets	$387,404	$30,269	$23,637		$441,310

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,968	$1,543			$14,511
Accrued expenses	61,028	6,155			67,183
Other current liabilities		606			606
Current portion of long term debt		14,287	(14,287	)(3)(c)	—
Deferred revenue	9,612	—			9,612

Total current liabilities	83,608	22,591	(14,287)		91,912

Long-term debt	—	—	—		—
Other long-term liabilities	5,771	50			5,821
Deferred tax liability	—	—	27,552	(3)(d)	27,552
Contingent purchase price	—	—	22,000	(3)(e)	22,000

Total liabilities	89,379	22,641	35,265		147,285

Total stockholders’ equity	298,025	7,628	(11,628	)(3)(f)	294,025

Total liabilities and stockholders’ equity	$387,404	$30,269	$23,637		$441,310

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

Statement of Operations
For the Year Ended December 31, 2008
(Amounts in thousands, except per share data)

	The Medicines		Pro-Forma		Pro Forma As
	Company	Targanta	Adjustments		Adjusted
Net revenue	$348,157	$—			$348,157

Operating expenses:
Cost of revenue	88,355	—			88,355
Research and development	105,720	40,813			146,533
Selling, general and administrative	164,903	18,585			183,488

Total operating expenses	358,978	59,398	—		418,376
Loss from operations	(10,821)	(59,398)	—		(70,219)
Other income (expense)	5,235	(711)	1,328	(3)(g)	5,852

(Loss) income before income taxes	(5,586)	(60,109)	1,328		(64,367)
(Provision for) benefit from income taxes	(2,918)	237			(2,681)

Net (loss) income	$(8,504)	$(59,872)	$1,328		$(67,048)

Basic loss per common share	$(0.16)	$(2.85)	—		$(1.29)

Diluted loss per common share	$(0.16)	$(2.85)	—		$(1.29)

Shares used in computing net loss per common share:
Basic	51,904	20,976	(20,976	)(3)(h)	51,904

Diluted	51,904	20,976	(20,976)		51,904

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements
(1) Description of Transaction
     On January 12, 2009, The Medicines Company (MDCO or the Company) entered into a merger agreement with Targanta Therapeutics Corporation (Targanta) under which the Company agreed to commence a tender offer to acquire 100 percent of Targanta’s outstanding shares (the Offer). On February 25, 2009, the Company accepted for purchase approximately 98 percent of the outstanding shares of Targanta common stock on a fully diluted basis, which shares had been tendered during the initial offering period of the tender offer made by the Company and completed its acquisition of Targanta through a short-form merger of Boxford Subsidiary Corporation (Boxford), a direct wholly owned subsidiary of the Company, into Targanta. With the consummation of the merger, Targanta has become a wholly owned subsidiary of the Company.
     Under the terms of the Company’s tender offer, which was followed promptly by a short-form merger of the Boxford into Targanta, the Company paid Targanta shareholders $2.00 in cash at the closing of the Offer for each common share of Targanta common stock tendered and at the closing of the merger for each share of Targanta common stock cancelled, or approximately $42 million, and agreed to pay up to an additional $4.55 per share in contingent cash payments as described below:
•	If the Company or a MDCO Affiliated Party (meaning an affiliate of the Company, a successor or assigns of the Company, or a licensee or collaborator of the Company) obtains approval from the European Medicines Agency (EMEA) for a Marketing Authorization Application, for oritavancin for the treatment of cSSSI on or before December 31, 2013, then former Targanta shareholders will be entitled to receive a cash payment equal to (1) $1.00 per share if such approval is granted on or before December 31, 2009, (2) $0.75 per share if such approval is granted between January 1, 2010 and June 30, 2010, or (3) $0.50 per share if such approval is granted between July 1, 2010 and December 31, 2013, a payment of approximately $21.0 million in the aggregate, approximately $15.8 million in the aggregate, or approximately $10.5 million in the aggregate, respectively.

•	If the Company or a MDCO Affiliated Party obtains final approval from the FDA for an NDA for oritavancin for the treatment of cSSSI (1) within 40 months after the date the first patient is enrolled in a Phase III clinical trial of cSSSI that is initiated by the Company or a MDCO Affiliated Party after the date of the Company’s agreement with Targanta and (2) on or before December 31, 2013, then former Targanta shareholders will be entitled to receive a cash payment equal to $0.50 per share, a payment of approximately $10.5 million in the aggregate.

•	If the Company or a MDCO Affiliated Party obtains final FDA approval for an NDA for the use of oritavancin for the treatment of cSSSI administered by a single dose intravenous infusion (1) within 40 months after the date the first patient is enrolled in a Phase III clinical trial of cSSSI that is initiated by the Company or a MDCO Affiliated Party after the date of the Company’s agreement with Targanta and (2) on or before December 31, 2013, then former Targanta shareholders will be entitled to receive a cash payment equal to $0.70 per share, a payment of approximately $14.7 million in the aggregate. This payment may become payable simultaneously with the payment described in the previous bullet above.

•	If aggregate net sales of oritavancin in four consecutive calendar quarters ending on or before December 31, 2021 reach or exceed $400 million, then former Targanta shareholders will be entitled to receive a cash payment equal to $2.35 per share, a payment of approximately $49.4 million in the aggregate.

(2) Purchase Price
          Total estimated purchase price is summarized as follows:

(in thousands)
Estimated upfront cash consideration	$42,000

Estimated fair value of contingent cash payments	22,000

Total preliminary estimated purchase price	$64,000

          For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed:

(in thousands)
Assets Acquired:

Cash and cash equivalents	$7,863

Prepaid expenses & other current assets	1,583

Fixed assets, net	1,467

In-process research and development	67,200
Goodwill	21,724
Other assets	69

Total Assets	99,906
Liabilities Assumed:

Accounts payable	1,543

Accrued expenses	6,155

Other current liabilities	606

Deferred tax liabilities	27,552

Other non-current liabilities	50

Total Liabilities	35,906

Total preliminary estimated purchase price	$64,000
The value of the acquired in-process research and development is based upon a preliminary valuation. Differences between the preliminary and final valuation could have a material impact on the accompanying unaudited pro forma condensed combined financial statement information and MDCO’s future results of operations and financial position.
(3) Pro Forma Adjustments
          Adjustments included in the column under the heading “Pro Forma Adjustments” are related to the following:
               (a) Cash and cash equivalents adjustments consist of the following (in thousands):

(in thousands)
Estimated extinguishment of Targanta’s third party debt	$14,287

Estimated fees associated with the extinguishment of Targanta’s third party debt	1,000

Estimated MDCO transaction fees	4,000

Estimated Targanta transaction fees	4,000

Estimated upfront cash consideration paid to shareholders	42,000

Total	$65,287
(b) To record the estimated fair value of in-process research and development and goodwill. No amortizable intangible assets have been identified in the preliminary analysis. The value of in-process research and development is based upon a preliminary valuation. The Company expects to complete the allocation of the purchase price within one year from the date of the acquisition. Differences between the preliminary and final valuation could have a material impact on the accompanying unaudited pro forma condensed combined consolidated financial statement information and MDCO’s future results of operations and financial position.
(c) To record the extinguishment of Targanta’s third party debt.
(d) To record the estimated tax impact of identifiable intangible assets recorded in connection with the merger. Under MDCO’s current tax strategy, deferred tax liabilities potentially would be recorded on certain of the non-amortizing intangible assets. Should MDCO’s tax planning strategy change prior to the merger, the actual deferred tax liabilities recorded as a result of the acquisition could be significantly different. Such deferred tax liabilities were recorded at an assumed tax rate of 41%.
(e) To record fair value of contingent purchase price at date of acquisition in accordance with SFAS 141 (R).
(f) To record the following adjustments to total stockholder’s equity:

(in thousands)
Elimination of Targanta stockholders’ equity	$7,628

Adjustment for MDCO transaction fees	4,000

Total	$11,628

(g) To eliminate interest income foregone on net cash and cash equivalents used to pay the closing consideration and transaction related costs. Such amount was offset by the elimination of interest expense on third party debt that is assumed to be paid prior to the Transaction.
(h) For purposes of these unaudited pro forma condensed combined consolidated financial statements, the unaudited pro forma combined basic and diluted net income (loss) per share amounts are based on the historical weighted average number of shares of MDCO as no common stock was issued as a result of the Transaction.